EXHIBIT 99.1

Company Contact:	Lankford Wade
Vice President
HealthSpring, Inc.
(615) 236-6200
HealthSpring, Inc. Reports 2007 Third Quarter Results

Increases 2007 Earnings Guidance
FRANKLIN, Tenn. (October 30, 2007) — HealthSpring, Inc. (NYSE:HS) today announced its results for the third quarter and nine months ended September 30, 2007. Highlights for the 2007 third quarter included:
•	Medicare Advantage members of 126,616 at September 30, 2007; up 13.6% over the 2006 third quarter end. PDP membership of 128,127 at September 30, 2007; up 45.2% over the 2006 third quarter end.
•	Medicare premium revenue of $342.2 million; up 13.2% over the 2006 third quarter.
•	Net income of $22.4 million, or $0.39 per diluted share, compared with $31.1 million, or $0.54 per diluted share, in the 2006 third quarter. Retroactive risk payments from CMS received in the 2006 third quarter resulted in a favorable after-tax impact on net income of approximately $6.7 million, or $0.12 per diluted share.
Commenting on 2007 third quarter results, Herb Fritch, Chairman, President, and Chief Executive Officer, said, “We are pleased with our third quarter results. Despite the challenges we experienced during the first five months of 2007, it appears that our medical costs are now more in line with our historical experience. In addition, despite increases in competition and reductions in premiums, profitability in our Part D line of business continues to be better than originally expected. We were also pleased that we were able to finance and complete the acquisition of Leon Medical Centers Health Plans on October 1. We look forward to an exciting open enrollment period for 2008 in Florida and in our other markets.”
Third Quarter Results

	Three Months Ended
	September 30,		Percent
($ in thousands)	2007	2006	Change
Medicare premium revenue	$342,173	$302,261	13.2%
Total revenue	366,342	343,861	6.5
Medicare medical expense	279,923	228,829	22.3
Total medical expense	288,261	256,439	12.4
SG&A	40,161	37,839	6.1
EBITDA (1)	38,078	49,676	(23.3)
Net income	22,365	31,053	(28.0)
Net income per common share — diluted	0.39	0.54	(27.8)

(1)	See “Supplemental Information” below and the accompanying reconciliation of non-GAAP measures to GAAP measures.
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HS Reports Third Quarter Results

October 30, 2007
Operating Highlights
Revenue
•	Medicare Advantage premiums were $315.2 million for the 2007 third quarter, reflecting an increase of 17.9% over the 2006 third quarter as adjusted for the 2006 retroactive risk payments (see “Supplemental Information” Note 1 herein). As reported, Medicare Advantage premiums increased 12.7% over the 2006 third quarter.
•	PDP premium revenue was $26.9 million for the 2007 third quarter, an increase of 19.6% compared with the 2006 third quarter. The revenue increase is primarily attributable to the 45.2% increase in membership, which was partially offset by a decline in per member per month, or PMPM, premiums.
•	Commercial premiums were $10.9 million for the 2007 third quarter. Commercial membership was 12,453 at September 30, 2007, compared with 36,011 at September 30, 2006.
Medical Expense
•	Total Medicare medical loss ratio (MLR) was 81.8% for the 2007 third quarter, compared with 75.7% for the prior year’s third quarter.
•	Medicare Advantage MLR (excluding PDP) for the three months ended September 30, 2007, was 81.9% compared with 79.6% for the 2006 third quarter on an as-adjusted basis (see “Supplemental Information” Note 1 herein). As reported, Medicare Advantage MLR was 81.9% for the 2007 third quarter compared with 76.9% for the comparable prior-year period.
•	On a year-to-date basis, the MLR for PDP was 88.8% for 2007 compared with 81.9% in the 2006 period. The deterioration in PDP MLR was primarily the result of lower PDP PMPM revenue in the current year.
•	In October 2007, the Company received notification from CMS that the Company’s obligation to CMS to settle certain Part D payments (funds held for the benefit of members and risk corridor adjustments) for the 2006 plan year amounted to $103.7 million. Adjusting the Company’s prior estimate of amounts due CMS for the 2006 plan year to amounts set forth in the final settlement notification from CMS resulted in a negative impact of $3.5 million to operations for the three months ended September 30, 2007, which increased Medicare Advantage MLR (excluding PDP) by 60 basis points, PDP MLR by 440 basis points, and total Medicare MLR by 100 basis points for the three months ended September 30, 2007.
Selling General & Administrative (SG&A)
•	SG&A expense represented 11.0% of total revenue in both the 2007 third quarter and the 2006 third quarter.
•	In the third quarter of 2007, SG&A expense increased by $2.3 million, or 6.1%, over the 2006 third quarter, primarily as a result of increases in personnel and stock compensation.
Balance Sheet Highlights
•	At September 30, 2007, the Company’s cash and cash equivalents were $409.8 million, $90.1 million of which was held at unregulated subsidiaries. Approximately $56.0 million of cash at unregulated subsidiaries, together with the $12.0 million of funds held in escrow, were spent in the 2007 fourth quarter for the acquisition of Leon Medical Centers Health Plans and for transaction-related expenses (see below). Approximately $137.5 million of the cash balance at September 30, 2007, relates to amounts held by the Company for the benefit of its Part D members and $43.9 million relates to payables to CMS under the risk corridor provisions of Part D.
•	As noted above, in October 2007, the Company received notification from CMS of the 2006 final Part D settlement of $103.7 million. The Company anticipates such amount will settle against premium payments in the fourth quarter of 2007.
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HS Reports Third Quarter Results

October 30, 2007
•	For the third quarter of 2007, net cash provided by operating activities, after adjusting for the early receipt of the $114.5 million July CMS payment in June, was $40.8 million, or 1.8 times net income, compared with $53.5 million for the third quarter of 2006, or 1.7 times net income, after adjusting for the early receipt of the $94.6 million July CMS payment in June 2006.
•	Days in claims payable totaled 38 at the end of the 2007 third quarter compared with 40 at the end of the second quarter 2007.
Acquisition of Leon Medical Centers Health Plans
As previously announced, on October 1, 2007, the Company completed its acquisition of Leon Medical Centers Health Plans, Inc. (“LMC Health Plans”), a Miami, Florida-based Medicare Advantage HMO with approximately 26,000 members. The Company acquired LMC Health Plans for $355 million in cash at closing and additional consideration of 2.67 million shares of HealthSpring’s common stock to be released from escrow upon satisfaction of certain conditions.
The $355 million cash purchase price was financed, in part, with the proceeds of a new $300 million senior secured term loan facility. The term loan facility has a term of five years and bears interest at a spread over a base rate or LIBOR (initially 250 basis points for LIBOR advances), depending on the Company’s leverage ratio. The Company also has entered into a $100 million senior secured revolving credit facility, which is currently undrawn.
As part of the transaction, the Company entered into an exclusive long-term provider contract with Leon Medical Centers, Inc., an operator of five Medicare-only medical clinics located throughout Miami-Dade County. The provider contract includes a risk-sharing arrangement whereby both the Company and LMC will share equally in the surplus or deficit of the health plan relative to targeted medical loss ratios, which is initially set at 80.0%.
Updated 2007 Guidance
The updated 2007 guidance provided below includes the estimated results from the operations of LMC Health Plans from October 1, 2007, the date of acquisition.
•	EPS: The Company estimates that earnings per share for 2007, on a fully diluted basis, will be in the range of $1.40 to $1.45, on weighted average shares outstanding of approximately 57.4 million. The estimated range of earnings per share includes the $0.05 net loss per share that resulted from the Company’s recording a charge to earnings of $4.5 million during the 2007 second quarter for the impairment of intangible assets.
•	Membership: The Company estimates that its Medicare Advantage membership will be in the range of 153,000 to 154,000 (including approximately 26,000 from LMC Health Plans) at the end of 2007. Additionally, the Company estimates that PDP membership will be approximately 135,000 at the end of 2007.
•	Revenue: The Company estimates that 2007 total revenue will be approximately $1.55 billion, with approximately 97% of total revenue for the year attributable to the Medicare business.
•	MLRs: The Company now estimates Medicare Advantage full-year MLRs will range between 80.0% and 81.0% for 2007. The Company maintains its estimate that PDP MLRs will range between 83.0% and 86.0% for the year.
Conference Call
A live audio webcast of the conference call regarding third quarter results will begin at 10:00 a.m. ET on Wednesday, October 31, 2007. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 981-5547, confirmation number 7704216. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
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HS Reports Third Quarter Results

October 30, 2007
About HealthSpring, Inc.
HealthSpring is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company owns and operates Medicare Advantage plans and a stand-alone Medicare prescription drug plan in Alabama, Florida, Illinois, Mississippi, Tennessee, and Texas, and, effective January 1, 2007, began offering Medicare Part D prescription drug plans on a nationwide basis to persons in all 50 states who are eligible for Medicare. The Company also uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to employer groups.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding explanations for medical cost trends, estimated CMS liabilities and risk corridor adjustments and the settlement thereof, Medicare-commercial premium revenue mix, estimates of retroactive risk rate adjustments, and earnings, membership, and MLR guidance. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in membership enrollment and dis-enrollment patterns; changes in utilization; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate and calculate Part D risk corridor adjustments; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare rates; increasing competition and potential confusion in the marketplace regarding other MA, MA-PD, PDP, and PFFS plan offerings; the Company’s ability to accurately estimate incurred but not reported medical claims; challenges to integrating LMC Health Plans and the Company’s lack of experience in South Florida; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; legislative and regulatory actions or changes, including changes in Medicare funding; the reconciliation of Part D claims files errors; costs associated with information and data systems conversions and compliance with regulatory mandates; management changes; and changes in tax estimates, assets, or liabilities and valuation allowances related thereto. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in the Company’s Quarterly Reports on Form 10-Q. Any projections or other forward-looking information in this release are based on limited information currently available to HealthSpring, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.
Supplemental Information
1. Non-GAAP Measures
 The Company believes that the non-GAAP measures used in this release, when presented in conjunction with comparable GAAP measures, are useful to both management and investors in analyzing financial and business trends regarding the Company’s ongoing business and operating performance. These non-GAAP measures should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP.
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HS Reports Third Quarter Results

October 30, 2007
(A) The Company uses EBITDA, or earnings before interest, taxes, depreciation and amortization, and impairment of intangible assets, to assess business performance among its health plans and related management companies.
The following table provides a reconciliation of EBITDA as used in this release to net income calculated in accordance with GAAP:

	Three Months Ended
	September 30,
(in thousands)	2007	2006
Net income	$22,365	$31,053
Plus: income tax expense	12,574	15,963
Plus: interest expense	123	119
Plus: depreciation and amortization	3,016	2,541

EBITDA	$38,078	$49,676

(B) The table below includes pro-forma adjustments to include the Medicare premiums and expense (excluding PDP) related to the risk adjustment payment for the 2006 plan year, which was received and recognized in the third quarter of 2006, as if it had been recorded in the applicable period of 2006 in which it was earned. The 2006 third quarter payment, after adjusting medical expense to reflect payments to providers pursuant to risk-sharing arrangements, resulted in a favorable after-tax impact on net income in that quarter of approximately $6.7 million, or $0.12 per share.

	Three Months Ended
	September 30,		$	%
($ in millions)	2007	2006	Change	Change
Premiums:
Medicare Advantage Premiums — as reported	$315.2	$279.7	$35.5	12.7%
Pro-forma Adjustment for the CMS Risk Adjustment Payment	—	(12.3)	12.3	—

Medicare Advantage Premiums — as adjusted	$315.2	$267.4	$47.8	17.9%

Medical Expense:
Medical Expense — as reported	$258.3	$215.1
Pro-forma Adjustment for the CMS Risk Adjustment Payment	—	(2.2)

Medical Expense — as adjusted	$258.3	$212.9

Medical Loss Ratios (MLRs):
Medicare Advantage — as reported	81.9%	76.9%
Medicare Advantage — as adjusted	81.9%	79.6%
2. Membership

	Sept. 30,	Dec. 31,	Percent	Sept. 30,	Percent
	2007	2006	Change	2006	Change
Medicare Advantage Membership:
Tennessee	50,228	46,261	8.6%	45,763	9.8%
Texas	36,491	34,638	5.3	33,057	10.4
Alabama	30,642	27,307	12.2	26,084	17.5
Illinois	8,453	6,284	34.5	6,024	40.3
Mississippi	802	642	24.9	566	41.7

Total	126,616	115,132	10.0%	111,494	13.6%

PDP Membership:	128,127	88,753	44.4%	88,262	45.2%

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HS Reports Third Quarter Results

October 30, 2007
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
September 30, 2007 and December 31, 2006
(in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$409,828	$338,443
Accounts receivable, net of allowance for doubtful accounts	36,966	17,588
Investment securities available for sale	49,160	7,874
Current portion of investment securities held to maturity	17,701	10,566
Deferred income tax asset	2,974	3,644
Prepaid expenses and other assets	5,950	4,047

Total current assets	522,579	382,162
Investment securities held to maturity, less current portion	13,324	19,560
Funds held in escrow for acquisition	12,000	—
Property and equipment, net	17,127	8,831
Goodwill	341,804	341,619
Intangible assets, net	71,636	81,175
Restricted assets	8,062	7,195
Other	2,328	2,103

Total assets	$988,860	$842,645

Liabilities and Stockholders’ Equity
Current Liabilities:
Medical claims liability	$118,937	$122,778
Accounts payable, accrued expenses and other	17,461	25,984
Deferred revenue	351	64
Funds held for the benefit of members	137,464	62,125
Risk corridor payable to CMS	34,062	27,587

Total current liabilities	308,275	238,538
Deferred tax liability	25,917	28,444
Risk corridor payable to CMS, less current portion	9,877	—
Other long-term liabilities	2,177	381

Total liabilities	346,246	267,363

Stockholders’ Equity:
Common stock	576	575
Additional paid in capital	492,088	485,002
Retained earnings	150,015	89,758
Treasury stock	(65)	(53)

Total stockholders’ equity	642,614	575,282

Total liabilities and stockholders’ equity	$988,860	$842,645

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HS Reports Third Quarter Results

October 30, 2007
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Premium:
Medicare	$342,173	$302,261	$1,033,481	$851,295
Commercial	10,876	30,037	36,225	94,123

Total premium revenue	353,049	332,298	1,069,706	945,418
Management and fee revenue	6,528	8,249	18,613	19,995
Investment income	6,765	3,314	17,972	7,872

Total revenue	366,342	343,861	1,106,291	973,285

Operating Expenses:
Medical Expense:
Medicare expense	279,923	228,829	838,798	670,713
Commercial expense	8,338	27,610	28,934	83,955

Total medical expenses	288,261	256,439	867,732	754,668
Selling, general and administrative	40,161	37,839	131,314	108,410
Depreciation and amortization	3,016	2,541	8,850	7,408
Impairment of intangible assets	—	—	4,537	—
Interest expense	123	119	357	8,576

Total operating expenses	331,561	296,938	1,012,790	879,062

Income before equity in earnings of unconsolidated affiliate, minority interest and income taxes	34,781	46,923	93,501	94,223
Equity in earnings of unconsolidated affiliate	158	93	275	264

Income before minority interest and income taxes	34,939	47,016	93,776	94,487
Minority interest	—	—	—	(303)

Income before income taxes	34,939	47,016	93,776	94,184
Income taxes	(12,574)	(15,963)	(33,519)	(33,449)

Net income	22,365	31,053	60,257	60,735
Preferred dividends	—	—	—	(2,021)

Net income available to common stockholders and members	$22,365	$31,053	$60,257	$58,714

Net Income per common share:
Basic	$0.39	$0.54	$1.05	$1.09

Diluted	$0.39	$0.54	$1.05	$1.09

Weighted average common shares outstanding:
Basic	57,259,106	57,218,805	57,244,854	53,741,536

Diluted	57,355,150	57,319,221	57,355,891	53,840,646

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HS Reports Third Quarter Results

October 30, 2007
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
For the Three and Nine Months Ended September 30, 2007 and 2006
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$22,365	$31,053	$60,257	$60,735
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,016	2,541	8,850	7,408
Impairment of intangible assets	—	—	4,537	—
Amortization of deferred financing cost	51	47	152	195
Equity in earnings of unconsolidated affiliate	(158)	(93)	(275)	(264)
Minority interest	—	—	—	303
Paid in kind (PIK) interest	—	—	—	116
Stock-based compensation	1,984	1,608	6,082	3,772
Deferred tax benefit	387	5,779	(2,042)	(717)
Write off of deferred financing cost	—	—	—	5,375
Increase (decrease) in cash and cash equivalents due changes in:
Accounts receivable	11,627	5,256	(19,378)	(22,216)
Prepaid expenses and other current assets	1,223	(31)	(1,903)	226
Medical claims payable	(10,533)	3,548	(3,841)	24,730
Accounts payable, accrued expenses and other current liabilities	1,063	(7,496)	(8,523)	2,638
Risk corridor payable to CMS	9,728	11,340	16,352	16,178
Deferred revenue	(114,536)	(94,550)	287	(33)
Other long-term liabilities	63	(14)	1,796	(163)

Net cash provided by (used in) operating activities	(73,720)	(41,012)	62,351	98,283

Cash flows from investing activities:
Purchase of property and equipment	(4,933)	(1,926)	(12,143)	(3,559)
Escrowed deposit for acquisition	(12,000)	—	(12,000)	—
Purchase of investment securities	(40,941)	(2,449)	(66,354)	(8,334)
Maturity of investment securities	3,050	5,028	24,169	12,279
Purchase/maturities of restricted investments	4	(495)	(867)	(1,558)
Distributions from affiliates	186	120	216	226

Net cash provided by (used in) investing activities	(54,634)	278	(66,979)	(946)

Cash flows from financing activities:
Funds received for the benefit of members	(1,858)	(12,266)	75,340	60,615
Payments on borrowings	—	—	—	(188,642)
Proceeds from issuance of common stock	—	(138)	1,002	188,611
Purchase of treasury stock	(2)	(6)	(12)	(13)
Deferred financing cost	(317)	—	(317)	(932)

Net cash provided by (used in) financing activities	(2,177)	(12,410)	76,013	59,639

Net increase (decrease) in cash and cash equivalents	(130,531)	(53,144)	71,385	156,976
Cash and cash equivalents at beginning of period	540,359	320,205	338,443	110,085

Cash and cash equivalents at end of period	$409,828	$267,061	$409,828	$267,061

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